Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Form-8K (Amendment No. 2) of Comjoyful International Company of our report dated May 9, 2014, which includes an explanatory paragraph as to the Wuxi KangJiaFu Royal Traditional Investment Management Co., Ltd.’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of Wuxi KangJiaFu Royal Traditional Investment Management Co., Ltd. as of December 31, 2013 and 2012 and for the years ended December 31, 2013 and 2012.

/s/Marcum Bernstein & Pinchuk llp

Marcum Bernstein & Pinchuk llp

New York, New York

May 9, 2014